Exhibit 10.2

FIRST AMENDMENT TO THE PHH CORPORATION
EQUITY COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS
(Under the PHH Corporation 2014 Equity and Incentive Plan)

THIS FIRST AMENDMENT is made this 27th day of April, 2017, by PHH CORPORATION, a corporation duly organized and existing under the laws of the State of Maryland (the “Primary Sponsor”).

INTRODUCTION

The Primary Sponsor maintains the PHH Corporation Equity Compensation Program for Non-Employee Directors (the “Program”) under the PHH Corporation 2014 Equity and Incentive Plan. The Primary Sponsor now desires to amend the Program to: (i) establish a new minimum amount of fees to be paid as equity grants; (ii) permit newly elected or appointed Non-Employee Directors at the 2017 annual meeting of the shareholders to: (A) elect the portion of their Director Fees in excess of the minimum that is deferred pursuant to the Program, (B) elect the portion of their Equity Compensation Fees which is converted to Restricted Stock and the portion which is converted to Restricted Stock Units, and (C) provide that any portion of Equity Compensation Fees which a newly elected Non-Employee Director does not elect to convert to Restricted Stock Units will automatically convert to Restricted Stock; (iii) apply the foregoing provisions to all Non-Employee Directors beginning with the grant for the 2018 annual meeting of the shareholders, and (iv) make other miscellaneous changes.

The Committee of the Primary Sponsor has the right to amend the Program pursuant to Section 7.1 thereof.

THEREFORE, the Primary Sponsor hereby amends the Program, effective as of the date of the annual meeting of the shareholders occurring in 2017, as follows:

1.    By deleting the duplicate phrase “of their” in Section 1.1.

2.    By deleting the existing definition of “Equity Compensation Fees” in Article 2 and substituting therefor the following:

““Equity Compensation Fees” means the portion of the Director Fees that is converted to Restricted Stock or Restricted Stock Units, as applicable, under the terms of the Plan, based on the amount of Director Fees expected to be paid over the four (4) full calendar quarters following the Annual Meeting, determined as of the date of the Annual Meeting, or such shorter period provided in Section 5.4 or 6.2(b). For existing Non-Employee Directors at the 2017 Annual Meeting and for periods prior, that portion is the amount designated by the Board of Directors before January 1 prior to the Annual Meeting (which is and has been twenty-seven forty-fourths (27/44ths) of the Director Fees paid to each Director). With respect to new Non-Employee Directors elected at or after the 2017 Annual Meeting and any Non-Employee Director at any Annual Meeting after the 2017 Annual Meeting, that portion is Minimum Equity Fees plus any additional amount elected by the Non-Employee Director pursuant to Article VI, not to exceed 100% of his Director Fees.”

3.    By adding the following definition of “Minimum Equity Fees” alphabetically in Article 2:

““Minimum Equity Fees” means the minimum amount of Director Fees that are treated as Equity Compensation Fees, as established by the Board of Directors. Until changed, the Minimum Equity Fee amount is one hundred and ten thousand dollars ($110,000). Any change in Minimum Equity Fees must be made by the Board of Directors before January 1 prior to an Annual Meeting to be effective for the next Annual Meeting (or, in the case of a newly appointed or elected Non-Employee Director, prior to his election or appointment).”

4.    By replacing “underling” with “underlying” in Section 5.1(c).

5.    By deleting the existing Section 6.1 and substituting therefor the following:

“6.1    Participation for Deferral of Director Fees.

(a)
Each Non-Employee Director may elect to have all or a portion of his Director Fees in excess of the Minimum Equity Fees treated as Equity Compensation Fees. Failure to timely make such an election will result in only the Minimum Equity Fees established by the Board of Directors being treated as Equity Compensation Fees.

Each Non-Employee Director may also elect to receive payment of his Equity Compensation Fees in the form of Restricted Stock or Restricted Stock Units, or partially in the form of Restricted Stock and partially in the form of Restricted Stock Units, in accordance with this Article 6. If a Non-Employee Director does not specify the form of payment, payment will be made in the form of Restricted Stock. A Non-Employee Director must file a deferral election, in such form as the Administrator may permit, with the Secretary of the Company prior to January 1 preceding the date of the Annual Meeting to which the election relates.

(b)
Notwithstanding subsection (a), a newly elected or appointed Non-Employee Director may elect to have all or a portion of his Director Fees in excess of the Minimum Equity Fees treated as Equity Compensation Fees and may also elect to receive payment of his Equity Compensation Fees in the form of Restricted Stock or Restricted Stock Units, or partially in the form of Restricted Stock and partially in the form of Restricted Stock Units. Such election must be made by filing an election with the Administrator, in such form as the Administrator may permit, no later than thirty (30) days following the date of the Non-Employee Director’s election or appointment to the Board of Directors (provided that the Non-Employee Director has not been eligible to participate in this Program or any plan that would be aggregated with this Program under Code Section 409A (other than the accrual of earnings) at any time during the twenty-four (24)-month period ending on the date the new Non-Employee Director becomes eligible to participate in this Program). Such election shall be effective for Director Fees earned for services beginning with the calendar quarter next following when the election is filed with the Administrator until the end of the calendar quarter in which the next Annual Meeting occurs (the “Fee Deferral Period”). If the new Non-Employee Director does not make an election described in this subsection (b), only the Minimum Equity Fees will be treated as Equity Compensation Fees. Each new non-Employee Director may specify the form of payment. If the new Non-Employee Director does not specify the form of payment, payment will be made in the form of Restricted Stock. The number of shares of Restricted Stock granted or Restricted Stock Units to be credited to the newly appointed or elected Non-Employee Director’s Deferred Fees Account as of the first trading day of the first calendar quarter following the date of the Non-Employee Director’s appointment or election (that Non-Employee Directors “Grant Date”), as applicable, shall be calculated by dividing: (1) the amount of Equity Compensation Fees payable to such Non-Employee Director; by (2) the Fair Market Value of a share of Stock on the Grant Date. Subject to accelerated vesting on the events described in Section 5.3(i) or (ii), the Restricted Stock or Restricted Stock Units, as applicable, will vest ratably over the Fee Deferral Period based on the number of calendar quarters in the Fee Deferral Period on the last date of each such calendar quarter, provided however, that the last one quarter increment will become vested on the date immediately prior to the Annual Meeting next following the Grant Date.”

6.	By replacing “dated” with “date” in Section 6.2(a).

Except as specifically amended hereby, the Program shall remain in full force and effect prior to this First Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this First Amendment to be executed on the day and year first above written.

PHH CORPORATION

By:     /s/ William F. Brown

Print Name:     William F. Brown
Title: Senior Vice Pres., General Counsel & Secretary

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